Exhibit 99.1

Cognex Corporation Announces Fourth Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--February 11, 2010--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the fourth quarter and year ended December 31, 2009. Revenue, income and income per share from continuing operations for the quarter and year ended December 31, 2009 are compared with the fourth quarter of 2008, the third quarter of 2009 and the year ended December 31, 2008 in Table 1 below.

Table 1

	Revenue	Income/(loss) from Continuing Operations	Income/(loss) per Share from Continuing Operations	Non-GAAP Income/(loss) per Share from Continuing Operations*
Quarterly Comparisons
Current quarter: Q4-09	$51,294,000	$459,000	$0.01	$0.08
Prior year’s quarter: Q4-08	$51,822,000	$1,814,000	$0.05	$0.09
Change from Q4-08 to Q4-09	(1%)	(75%)	(75%)	(6%)
Prior quarter: Q3-09	$41,178,000	$4,501,000	$0.11	$0.05
Change from Q3-09 to Q4-09	25%	(90%)	(90%)	62%
Year to Date Comparisons
Year ended 12/31/2009	$175,727,000	($4,869,000)	($0.12)	$0.04
Year ended 12/31/2008	$242,680,000	$30,499,000	$0.73	$0.81
Change from 2008 to 2009	(28%)	(116%)	(117%)	(96%)

*Non-GAAP income/(loss) per share excludes stock option expense, restructuring charges and tax adjustments. A reconciliation of GAAP to non-GAAP is shown in Exhibit 2.

“We are encouraged by the financial results that we reported tonight for the fourth quarter of 2009,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “Revenue increased by 25% over the prior quarter due to higher customer demand in each of the three primary markets that we serve. This is the third quarter in a row where orders increased on a sequential basis, and the first year-on-year increase since the global economic downturn began to impact our business. These facts, along with the investments we made during 2009 in our long-term strategic initiatives and the quick action we took to reduce our cost structure have us well positioned going into 2010.”

“While business conditions remain challenging and our visibility is limited, we are planning for revenue in 2010 to increase over 2009 due to a continued pickup in customer demand, incremental revenue from new product introductions and traction from our Mitsubishi collaboration. In spite of this anticipated higher revenue, we intend to keep a tight rein on spending and expect that operating expenses, excluding restructuring charges, will be essentially flat year-on-year.” Dr. Shillman concluded.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2009

  Revenue for the fourth quarter of 2009 decreased 1% from the fourth quarter of 2008 and increased 25% from the prior quarter. The decline year-on-year is primarily due to lower revenue from Factory Automation customers based in Europe. Offsetting the majority of this decline was the positive impact of foreign exchange rates as well as higher revenue from North American customers in the Factory Automation and Surface Inspection markets, and Asian customers in the Semiconductor and Electronics Capital Equipment (SEMI) market. On a sequential basis, revenue increased in all three of the primary markets served by Cognex.
  Gross margin was 69% in the fourth quarter of 2009, and 71% in both the fourth quarter of 2008 and the prior quarter. The percentage decrease year-on-year and sequentially is due to product mix, and the fact that certain large orders were discounted more than normal.
  Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2009 decreased 13% from the fourth quarter of 2008 and increased 16% from the prior quarter. The decrease in R, D & E spending year-on-year is due to headcount reductions as part of cost-cutting actions implemented by Cognex. R, D & E spending increased on a sequential basis primarily due to higher stock option expense and savings from mandatory shutdown days in the prior quarter that did not repeat.
  Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2009 decreased 9% from the fourth quarter of 2008 and increased 25% from the prior quarter. S, G & A spending decreased year-on-year due to headcount reductions, lower intangible asset amortization (approximately $1,000,000), and lower spending on travel and marketing. These lower expenses were partially offset by higher stock option expense and the impact of foreign exchange rates. S, G & A spending increased on a sequential basis due to savings from mandatory shutdown days in the prior quarter that did not repeat, higher stock option expense and commissions, and the impact of foreign exchange rates.
  Cognex reported restructuring charges of $268,000 in the fourth quarter of 2009, $258,000 in the fourth quarter of 2008 and $223,000 in the prior quarter related to cost-saving initiatives implemented by the company beginning in November of 2008.
  Cognex reported a foreign currency loss of $452,000 in the fourth quarter of 2009, a foreign currency gain of $1,699,000 in the fourth quarter of 2008 and a foreign currency gain of $1,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and intercompany balances that are reported in one currency and collected in another.
  Investment and other income was $165,000 in the fourth quarter of 2009, $1,819,000 in the fourth quarter of 2008 and $261,000 in the prior quarter. The decrease year-on-year is primarily due to lower yields. The decrease on a sequential basis is primarily due to a lower average invested balance.
  The non-GAAP effective tax rate, which excludes tax adjustments, was 19% in the fourth quarter of 2009, 25% in the fourth quarter of 2008 and 20% in the prior quarter. The effective tax rate decreased year-on-year and sequentially due to more of the company’s profits being earned in lower tax jurisdictions.

  The GAAP effective tax rate, which includes tax adjustments, was 2% in the fourth quarter of 2009 as compared to an effective tax rate of 5% in the fourth quarter of 2008 and a tax benefit of 294% in the prior quarter. In particular, the third quarter of 2009 included a benefit from tax adjustments of $3,586,000, of which $3,150,000 is due to the reversal of reserves based upon the expiration of certain statute of limitations.

Balance Sheet Highlights – December 31, 2009

  Cognex’s financial position at December 31, 2009 was very strong, with approximately $202,027,000 in cash and investments and no debt. In the fourth quarter of 2009, Cognex generated positive cash flow from operations of approximately $11,500,000, and paid out $9,075,000 to purchase certain underwater stock options and approximately $2,000,000 in dividends to shareholders.
  Inventories at December 31, 2009 decreased by $8,231,000, or 33%, from the end of 2008.

Financial Outlook

Cognex expects that revenue in Q1-10 will be higher than in Q4-09, which is not the company’s typical experience. Revenue is expected to increase by up to 5% on a sequential basis due to higher revenue from the Factory Automation and SEMI markets.

Earnings are also expected to increase over the prior quarter due to the higher than anticipated revenue and significantly lower stock option expense (stock option expense was higher than normal in Q4-09 due to the acceleration of expense that otherwise would have been taken in future quarters, and is expected to be lower than normal in Q1-10 due to a large credit for forfeited stock options).

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted income/(loss) from continuing operations and non-GAAP adjusted income/(loss) from continuing operations per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as restructuring charges related to cost-cutting initiatives and tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the fourth quarter of 2009, as well as its financial and business outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-793-1343 (or 703-639-1314 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Sunday, February 14, 2010. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1428456.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors and systems are used in factories around the world where they guide, inspect, gauge, identify and assure the quality of a wide range of items during the manufacturing process. Cognex is the world's leader in the machine vision industry, having shipped more than 500,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details, visit Cognex on-line at http://www.cognex.com.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, strategic plans, the impact of new product introductions, our Mitsubishi collaboration, and the impact of the company’s cost-cutting measures, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) potential disruption to Cognex’s business from its restructuring programs; (3) the cyclicality of the semiconductor and electronics industries; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) Cognex’s involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year 2009. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Year Ended
	Dec. 31,	Oct. 4,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008

Revenue	$51,294	$41,178	$51,822	$175,727	$242,680

Cost of revenue (1)	15,909	12,038	14,939	56,387	68,427

Gross margin	35,385	29,140	36,883	119,340	174,253
Percentage of revenue	69%	71%	71%	68%	72%

Research, development, and engineering expenses (1)	7,837	6,756	8,970	31,132	36,262
Percentage of revenue	15%	16%	17%	18%	15%

Selling, general, and administrative expenses (1)	26,524	21,281	29,267	96,350	112,629
Percentage of revenue	52%	52%	56%	55%	46%

Restructuring charges	268	223	258	4,526	258

Operating income (loss)	756	880	(1,612)	(12,668)	25,104
Percentage of revenue	1%	2%	-3%	-7%	10%

Foreign currency gain (loss)	(452)	1	1,699	(1,265)	2,497

Investment and other income	165	261	1,819	3,557	7,767

Income (loss) from continuing operations before income tax expense (benefit)	469	1,142	1,906	(10,376)	35,368

Income tax expense (benefit) on continuing operations	10	(3,359)	92	(5,507)	4,869

Income (loss) from continuing operations	459	4,501	1,814	(4,869)	30,499
Percentage of revenue	1%	11%	4%	-3%	13%

Loss from operations of discontinued business, net of tax	-	-	-	-	(3,224)

Net income (loss)	$459	$4,501	$1,814	$(4,869)	$27,275

Diluted income (loss) per weighted-average common and common equivalent share:
Income (loss) from continuing operations (2)	$0.01	$0.11	$0.05	$(0.12)	$0.73
Loss from discontinued operations	$-	$-	$-	$-	$(0.07)
Net income (loss)	$0.01	$0.11	$0.05	$(0.12)	$0.66

Diluted weighted-average common and common
equivalent shares outstanding	39,668	39,666	39,684	39,659	41,554

Cash dividends per common share	$0.05	$0.05	$0.15	$0.30	$0.47

Cash and investments per common share	$5.09	$5.19	$5.58	$5.09	$5.58

Shareholders' equity per common share	$9.94	$10.29	$10.42	$9.94	$10.42

(1) Amounts include stock option expense, as follows:
Cost of revenue	$273	$108	$233	$774	$1,116
Research, development, and engineering	809	387	742	2,163	3,067
Selling, general, and administrative	3,053	949	1,944	6,286	6,048
Total stock option expense	$4,135	$1,444	$2,919	$9,223	$10,231

(2) Income (loss) from continuing operations per diluted common and common equivalent share excluding restructuring charges, net of tax, and
tax adjustments	$0.08	$0.05	$0.09	$0.04	$0.81

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Year Ended
	Dec. 31,	Oct. 4,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008

Gross margin (GAAP)	$35,385	$29,140	$36,883	$119,340	$174,253
Stock option expense	$273	$108	$233	$774	$1,116
Total gross margin excluding stock option expense (Non- GAAP)	$35,658	$29,248	$37,116	$120,114	$175,369
Percentage of total revenue (Non-GAAP)	70%	71%	72%	68%	72%

Research, development, and engineering expenses (GAAP)	$7,837	$6,756	$8,970	$31,132	$36,262
Selling, general, and administrative expenses (GAAP)	$26,524	$21,281	$29,267	$96,350	$112,629
Total RD&E and SG&A (GAAP)	$34,361	$28,037	$38,237	$127,482	$148,891

Stock option expense included in RD&E and SG&A as follows:
Research, development, and engineering expenses	$809	$387	$742	$2,163	$3,067
Selling, general, and administrative expenses	$3,053	$949	$1,944	$6,286	$6,048
Total stock option expense included in RD&E and SG&A	$3,862	$1,336	$2,686	$8,449	$9,115

Total RD&E and SG&A excluding stock option expense (Non-GAAP)	$30,499	$26,701	$35,551	$119,033	$139,776

Operating income (loss) (GAAP)	$756	$880	$(1,612)	$(12,668)	$25,104
Restructuring charges	268	223	258	4,526	258
Stock option expense	4,135	1,444	2,919	9,223	10,231
Operating income (loss) excluding restructuring charges
and stock option expense (Non-GAAP)	$5,159	$2,547	$1,565	$1,081	$35,593
Percentage of total revenue (Non-GAAP)	10%	6%	3%	1%	15%

Income (loss) from continuing operations (GAAP)	$459	$4,501	$1,814	$(4,869)	$30,499
Stock option expense, net of tax	$2,744	$969	$1,952	$6,153	$6,886
Restructuring charges, net of tax	$217	$178	$194	$3,666	$194
Tax adjustments	$(79)	$(3,586)	$(388)	$(3,535)	$(4,048)
Income (loss) from continuing operations excluding stock option expense,
restructuring charges and tax adjustments (Non-GAAP)	$3,341	$2,062	$3,572	$1,415	$33,531
Percentage of total revenue (Non-GAAP)	7%	5%	7%	1%	14%

Income (loss) from continuing operations per diluted share (GAAP)	$0.01	$0.11	$0.05	$(0.12)	$0.73
Stock option expense, net of tax	$0.06	$0.03	$0.05	$0.16	$0.18
Restructuring charges, net of tax	$0.01	$-	$-	$0.09	$-
Tax adjustments	$-	$(0.09)	$(0.01)	$(0.09)	$(0.10)
Income (loss) from continuing operations per diluted share excluding stock
option expense, restructuring charges and tax adjustments (Non-GAAP)	$0.08	$0.05	$0.09	$0.04	$0.81

Income (loss) from continuing operations before income tax expense (benefit) (GAAP)	$469	$1,142	$1,906	$(10,376)	$35,368

Income tax expense (benefit) on continuing operations (GAAP)	$10	$(3,359)	$92	$(5,507)	$4,869
Effective tax rate (GAAP)	2%	-294%	5%	-53%	14%

Tax adjustments:
True up of annual tax rate	109	(239)	(308)	-	-
Discrete tax events	(188)	(3,347)	(80)	(3,535)	(4,048)
Income tax expense (benefit) on continuing operations excluding tax
adjustments (Non-GAAP)	$89	$227	$480	$(1,972)	$8,917
Effective tax rate (Non-GAAP)	19%	20%	25%	-19%	25%

Income (loss) from continuing operations excluding tax adjustments (Non-GAAP)	$380	$915	$1,426	$(8,404)	$26,451
Percentage of revenue (Non-GAAP)	1%	2%	3%	-5%	11%

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2009	2008

Assets

Cash and investments	$202,027	$221,086

Accounts receivable	30,964	30,510

Inventories	16,832	25,063

Property, plant, and equipment	28,576	27,764

Goodwill and intangible assets	110,941	112,043

Other assets	50,529	57,581

Total assets	$439,869	$474,047

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$23,770	$28,635

Income taxes	6,743	12,908

Deferred revenue and customer deposits	14,908	19,429

Shareholders' equity	394,448	413,075

Total liabilities and shareholders' equity	$439,869	$474,047

Exhibit 4

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Year Ended
	Dec. 31,	Oct. 4,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008

Revenue	$51,294	$41,178	$51,822	$175,727	$242,680

Revenue by division:
Modular Vision Systems Division	78%	80%	82%	79%	85%
Surface Inspection Systems Division	22%	20%	18%	21%	15%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	34%	34%	29%	34%	30%
Europe	32%	36%	40%	34%	36%
Japan	20%	15%	22%	20%	22%
Asia	14%	15%	9%	12%	12%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	66%	70%	70%	70%	68%
Web and surface inspection	22%	20%	18%	21%	15%
Semiconductor and electronics capital equipment	12%	10%	12%	9%	17%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com